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                                                                     EXHIBIT 3.1

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BELDEN CDT INC.

                                   ARTICLE ONE

         The name of the corporation is Belden CDT Inc. (hereinafter referred to as the "Corporation").
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                                   ARTICLE TWO

         The address of the Corporation's registered office in the state of Delaware is 229 South State Street, in the City of Dover, County of Kent 19901. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE THREE

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

         Authorized Shares. After giving effect to the reclassification of the Old Common Stock (as defined below) into New Common Stock (as defined below) pursuant to the immediately following paragraph of this Article Four, the total number of shares of all classes of stock of which the Corporation shall have authority to issue is Two Hundred and Two Million (202,000,000), of which Two Hundred Million (200,000,000) shares shall be common stock, par value of One Cent ($0.01) per share ("Common Stock"), and Two Million (2,000,000) shares
                         ------------
shall be Preferred Stock, par value of One Cent ($0.01) per share ("Preferred
Stock").                                                            ---------
-----

         Effective as of 4:01 p.m. (Eastern Daylight Saving Time) on July 15, 2004 (the "Effective Time"), each two (2) shares of Common Stock of the
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Corporation issued and outstanding or reserved for issuance or held in treasury as of the Effective Time (the "Old Common Stock") shall automatically, and
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without any action by the holder thereof, be reclassified into one (1) share of
Common Stock (the "New Common Stock"), and each certificate which prior to the
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Effective Time represented two (2) shares of the Old Common Stock shall, from and after the Effective Time, be deemed to represent one (1) share of the New Common Stock. In connection with the preceding calculation, the Corporation shall not issue fractional shares but shall instead make a cash payment in lieu of any fractional shares, which payment shall be an amount equal to the product (rounded




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to the nearest whole cent) obtained by multiplying (A) the fraction of a share of New Common Stock such holder would otherwise be entitled to receive upon the Effective Time as a result hereof, multiplied by (B) (i) two (2) times (ii) the average closing price of one share of Old Common Stock for the ten (10) most recent trading days that the Old Common Stock has traded ending on the trading day one day prior to the Effective Time, as reported on the New York Stock Exchange.

         The respective preferences, limitations, designations and relative rights of the Common Stock and the Preferred Stock are as follows:

         4.1 A statement of the designations, powers, rights, qualifications, limitations and restrictions in respect of the Common Stock is as follows:

              4.1.1  Voting Rights.

                     (a) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of the Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

              4.1.2 Dividends. The Board of Directors of the Corporation may cause dividends to be paid to holders of shares of Common Stock out of funds legally available for the payment of dividends. Any such dividend or distribution shall be payable on all outstanding shares of Common Stock on an equal basis.

              4.1.3 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, all distributions on shares of Common Stock of the Corporation shall be payable to the holders of all outstanding shares of Common Stock on an equal basis.

         4.2 A statement of the designations, powers, rights, qualifications, limitations and restrictions in respect of the Preferred Stock is as follows:

              4.2.1 Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby authorized to determine and alter all rights, preferences and privileges and qualifications, limitations and restrictions thereof (including, without limitation, voting rights and the limitation and exclusion thereof) granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series then outstanding. In case the number of shares of any series is so decreased, the shares constituting such reduction shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series.




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                                  ARTICLE FIVE

         The Corporation is to have perpetual existence.

                                   ARTICLE SIX

         In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

                                  ARTICLE SEVEN

         Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of the Directors need not be by written ballot unless the by-laws of the Corporation so provide.

                                  ARTICLE EIGHT

         To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE NINE


         The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

                                   ARTICLE TEN

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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